Exhibit 99.3
                     RESIGNATION LETTER - STUART L. AGRANOFF


September 24, 1999

Mr. E. David Gable
Chairman of the Board of Directors
Carnegie International Corporation
11350 McCormick Road
Executive Plaza 3 - Suite 1001
Hunt Valley, Maryland 21031

Dear David:

         I hereby resign, effective immediately, as a member of the Board of Directors and as a member of all Committees of the Board of Directors, of Carnegie International Corporation.

         I appreciate having had the opportunity to serve on Carnegie's Board of Directors and I wish the Company every success in its endeavors.

Sincerely yours,

 /S/ STUART L. AGRANOFF
STUART L. AGRANOFF